Exhibit 99.1

Keith B. Hall

May 22, 2016

To:	Larry Kramer, Chair -TheStreet, Inc.

Sarah Fay, Chair - Nominating & Governance Committee - TheStreet, Inc.

Subject: Letter of Resignation

I am writing to inform you that I am resigning as Chair of the Audit Committee of the Board and from the Board of TheStreet, Inc.

For the last year I have been advising a start-up that recently asked me to join as its CFO. The company — Blue Bloodhound — is an internet exchange that matches commercial divers with motor carriers. (Think Match.com meets Uber). As you know from my background, I have been involved with start-ups before and I am very experienced with ramping up disruptive exchanges. Unfortunately, as with any start-up, I will have to devote significant time to it, leaving less time for my duties with TheStreet.

While this is an opportunity I do not want to decline, I feel terrible about the timing of leaving the Board. The Annual Shareholder’s Meeting for TheStreet is just a few weeks away and my candidacy for reelection to the Company’s Board has already been published in the Proxy.

I also am quite excited about the future of the TheStreet. The changes you have implemented to the website and newsroom since arriving last fall, Larry, are great. I fully expect them to provide a better subscriber experience and, consequently, help grow subscriptions and revenue.

I am also very impressed with the CEO candidates that are being considered to come on board to take the Company to the next level. I also know the recently hired CFO, Eric Lundberg, is excellent. In our short time working together I know he will be a strong, strategic ally of the new CEO.

Several significant facts made my decision to leave the Board a bit easier. First, there remains capable financial leadership and experience on the Board. I also leave knowing the Company has a strong CFO in place with a plan developed with the Audit Committee to support the Company’s growth strategy. I am also unaware of any accounting irregularities or discrepancies.

While I will be leaving the Board of TheStreet, I plan to remain a shareholder with expectations to see great things from the company in the future.

Sincerely,

/s/ Keith B. Hall

Keith B. Hall